Exhibit 6.7

CHANGE HISTORY
Printed Name	Change	Date	Version
David Rogers	Initial Draft	9/13/2017	P001030.01

REVIEWS/APPROVALS
Printed Name	Role	Signature	Date	Version
Chris Knox	Originator	DocuSigned by:	10/2/2017	P001030.01
/s/ Chris Knox
2D0F685983444D2...

Shane Fraser	Reviewer	DocuSigned by:	9/29/2017	P001030.01
/s/ Shane Fraser
70ABEFF57975478...

David Rogers	Approver	DocuSigned by:	9/28/2017	P001030.01
/s/ David Rogers
FEF64C973D2E4C4...

Environmental Policy Statement	Document # P001030

ENVIRONMENTAL POLICY STATEMENT

It is ZIYEN policy to carry out all activities in a manner that minimizes environmental impacts, conserves natural resources and provides effective stewardship of the environment. To that end, ZIYEN is committed to making environmental management an integral core value and vital part of the ZIYEN culture by:

•	Integrating environmental considerations into work practices at all levels; Informing employees and associates of applicable environmental regulations and ZIYEN requirements;

•	Providing the resources necessary for employees and associates to conduct their work in accordance with applicable environmental regulations and ZIYEN requirements;

•	Developing environmental goals and targets relevant to ZIYEN operations and taking actions to achieve those goals and targets;

•	Promoting pollution prevention, waste minimization, and conservation; Promoting the effective use of innovative environmental technologies and practices;

•	Fostering a work environment in which employees and associates are encouraged to report and raise environmental issues without fear of retaliation;

•	Continually improving the effectiveness and efficiency of environmental management through assessments and performance and cost metrics;

•	and Complying with applicable laws, regulations and other promulgated environmental requirements.

In addition, every individual at ZIYEN is expected to:

•	Conduct their assigned duties in a manner that complies with applicable environmental regulations and ZIYEN requirements;

•	Continually strive to improve environmental performance in their work area;

•	Be aware of the potential environmental consequences of their actions at all times and take care to minimize any adverse consequences;

•	Participate in the conduct of incident investigations;

•	Effectively disseminate information and lessons learned from any incidents; and

•	Correct deficiencies and take actions to prevent incidents from occurring.

Environmental Policy Statement	Document # P001030